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                                                                    Exhibit 99.1

[LOGO] Sonicfoundry(R)
       mediasolutions

PRESS RELEASE

                SONIC FOUNDRY SELLS ITS ENTERTAINMENT BUSINESS TO
                           DELUXE MEDIA SERVICES, INC.

Second in series of recently announced transactions nets Sonic Foundry an additional $5.6 million for debt pay-off and to help fund next stage of company's evolution

MADISON, WI - May 19, 2003 - Sonic Foundry(R), Inc. (NASDAQ: SOFO), a leading digital media software solutions company, today announced it has closed on the sale of assets comprising its entertainment industry-based business to Deluxe Media Services, Inc., a leader in motion picture capture and control, production facilities and services, for approximately $5.6 million cash, including an estimate of net working capital. Sonic Foundry's entertainment business includes its digital media conversion, encoding and distribution products and services for companies in the television, motion picture and entertainment industry.

Together with the money it expects to receive from Sony Pictures Digital for the sale of its desktop software business (see release dated May 2, 2003), Sonic Foundry will use the approximate $24 million proceeds to pay off debt and fund the company's operations moving forward. The sales mark the completion of the company's efforts to raise cash from the sale of business assets.

All of the approximately 80 Sonic Foundry employees, currently working at the company's Toronto- and Los Angeles-based operations, will be impacted by the sale, although, the majority of them are expected to transition to Deluxe going forward.

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                                                                    Exhibit 99.1

Regarding the next chapter in Sonic Foundry's evolution, Chairman and CEO Rimas Buinevicius said, "The company's focus has been evolving to rich media content creation, management and distribution over the Internet with Web streaming and distribution solutions, such as our proven Media Site Live(TM) product." Media Site Live is a Web presentation system Sonic Foundry introduced in 2002 that is used for a wide variety of enterprise communication applications, such as distance learning, corporate training and webcasting.

"We timed our transition to focus exclusively on the rich media enterprise market as we began to see greater applications for our advanced technologies," Buinevicius explained. "Our proprietary offerings and expertise in the areas of indexing, navigating and interpreting rich media content are the principal foundations that define the rich media database of the future. Products, like MediaSite Live, help create the content for these databases, while our follow-on offerings will focus on enhancing and improving the workflow consumption and interpretation of rich media."

Buinevicius outlined further details regarding the company's go-forward strategy and direction with respect to its rich media focus in a separate announcement also released today (see release titled "Sonic Foundry Forges Ahead. . .").

About Sonic Foundry(R), Inc.

Founded in 1991, Sonic Foundry (NASDAQ:SOFO) is a leading provider of desktop and enterprise digital media software solutions. Its complete offering of media tools, systems and services provides a single source for creating, managing, analyzing and enhancing media for government, business, education and entertainment.

Sonic Foundry is based in Madison, Wis., with offices in Santa Monica, Toronto and Pittsburgh. For more information about Sonic Foundry, visit the Company's Web site at www.sonicfoundry.com

Press Contact:                                         Investor Contact:
Terri Douglas                                          Richard Cooper/Rob Schatz

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                                                                    Exhibit 99.1

Catapult PR-IR                                    Strategic Growth International
(303) 581-7760, ext. 18                           (516) 829-7111
tdouglas@catapultpr-ir.com                        sgi@netmonger.net

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Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

This news release does not constitute an offer to sell or the solicitation of an offer to buy our securities, nor will there be any sale of our securities in any jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.